Exhibit 15

LIMITED GUARANTEE

Limited Guarantee, dated as of June 6, 2012 (this “Limited Guarantee”), by Kenneth D. Cole (the “Guarantor”) in favor of Kenneth Cole Productions, Inc., a New York corporation (the “Guaranteed Party”).

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), by and among KCP Holdco, Inc., a Delaware corporation (“Parent”), KCP MergerCo, Inc., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyers”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving corporation, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment of any obligation or liability payable by Buyers under the Merger Agreement to pay Parent’s and Merger Sub’s Expenses, to reimburse the Company’s Expenses, to pay the Financing Failure Termination Fee or the Reverse Termination Fee and to pay damages in the event of any breach by Buyers of the Merger Agreement, in each case if, as and when such obligation or liability becomes payable under the terms and subject to the conditions and limitations of the Merger Agreement (collectively, the “Guaranteed Obligation”).

2. NATURE OF LIMITED GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Buyers become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collectibility.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligation, and may also make any agreement with Buyers for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyers without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyers; (b) any change in the time, place or manner of payment of the Guaranteed Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Guaranteed Obligation; (d) any change in the existence, structure or ownership of Buyers or any other Person liable with respect to the Guaranteed Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyers or any other Person liable with respect to the Guaranteed

Obligation; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Buyers or the Guaranteed Party or any of its Affiliates, whether in connection with the Guaranteed Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Guaranteed Obligation; or (h) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyers or any other Person primarily or secondarily liable with respect to the Guaranteed Obligation, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligation that are available to Buyers under the Merger Agreement or a breach by the Guaranteed Party of the Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyers or any other Person liable with respect to the Guaranteed Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyers or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyers or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligation shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligation and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligation, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Guaranteed Obligation thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent any of Buyers’ representations, warranties, covenants or agreements contained in the Merger Agreement are waived by the Guaranteed Party, then such waiver shall extend to the Guarantor.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

a. the Guarantor has the legal capacity to execute, deliver and perform this Limited Guarantee, the execution, delivery and performance of this Limited Guarantee by the Guarantor does not contravene any agreement or other document to which the Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or the Guarantor’s assets and the execution, delivery and performance by the Guarantor hereof do not require any consent from any spouse of the Guarantor or any other person;

b. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; and

c. this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except in the case of an assignment by the Guaranteed Party by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder without the prior written consent of the Guaranteed Party to any Person to which the Guarantor has allocated all or a portion of its investment commitment to Parent under its Equity Commitment Letter; provided, further, that no such assignment or delegation shall relieve the Guarantor of its obligations hereunder as a primary obligor.

7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission with confirmation of receipt, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses (or facsimile number) as shall be specified by the Parties by like notice:

a. If to Guarantor:

c/o Kenneth Cole Productions, Inc.

603 West 50th Street

New York, NY 10019

Telecopier: 1-866-698-7042

Attention: Kenneth D. Cole

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telecopier: (212) 728-9129

Attention: Adam M. Turteltaub

b. If to the Guaranteed Party:

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, NY 10019

Telecopier: (212) 315-8279

Attention: Michael Colosi

with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Telecopier: (212) 839-5599

Attention: Joseph W. Armbrust

8. CONTINUING GUARANTEE.

a. This Limited Guarantee cannot be unilaterally revoked or terminated by the Guarantor and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Guaranteed Obligation is satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Closing, (ii) any valid termination of the Merger Agreement in accordance with its terms under circumstances in which no Guaranteed Obligation becomes payable and (iii) the twelve (12) month anniversary of the date hereof (unless in the case of this clause (iii), the Guaranteed Party shall have asserted a claim against the Guarantor under and pursuant to this Limited Guarantee prior to such anniversary, in which case this Limited

Guarantee shall terminate upon the final, non-appealable resolution of such action and the satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof).

b. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Subsidiaries, or any Person authorized by the Guaranteed Party or any of its Subsidiaries to claim by, through or for the benefit of the Guaranteed Party or any of its Subsidiaries, (i) asserts in any litigation or other proceeding that the provisions of Section 1 hereof or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (ii) asserts that the Guarantor is liable in respect of this Limited Guarantee in excess of or to a greater extent than the Guaranteed Obligation, or (iii) asserts any claim against any Non-Recourse Party (as defined in Section 9 hereof) under or in connection with this Limited Guarantee, the Commitment Letters, the Rollover Agreement, the Exchange Agreement or the Merger Agreement, or the transactions contemplated hereby or thereby, other than any Retained Claim against any Non-Recourse Party against which such Retained Claim may be asserted pursuant to the terms of Section 9 hereof, then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including, without limitation, the Commitment Letters, the Rollover Agreement and the Exchange Agreement), or the transactions contemplated hereby or thereby, other than Retained Claims.

9. NO RECOURSE. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub (other than contract rights) is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent or Merger Sub except to the extent provided in and subject to the terms and conditions of the Commitment Letters, the Rollover Agreement and the Exchange Agreement. By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that: (a) no Person other than the Guarantor (and the legal successors and assigns of its obligations hereunder) shall have any obligations under or in connection with this Limited Guarantee, (b) the Guarantor shall have no obligation under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee, and (c) no personal liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that the Guaranteed Party may assert claims: (i) under, and pursuant to the terms of, the Confidentiality Agreement, the Equity Commitment Letters, the Exchange Agreement and the Rollover Agreement; (ii) against the Guarantor (and its legal successor and assigns of their obligations hereunder) under, and pursuant to the terms of, this Limited Guarantee; and (iii) against Parent or Merger Sub in accordance with and pursuant to the terms of the Merger Agreement (the claims described in clauses (i) through (iii) collectively, the “Retained Claims”). As used herein, the term “Non-Recourse Parties” shall mean, collectively, Parent, Merger Sub, the Guarantor, the Financing Sources (as defined in the Merger Agreement) and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of Debt Financing for the transactions contemplated by the Merger Agreement. The Guaranteed Party hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against the Guarantor or any other Non-Recourse Parties, except for Retained Claims asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to this Section 9. Other than the Guaranteed Party, the Guarantors and the other Non-Recourse Parties, no Person shall have any rights or remedies under or in connection with this Limited Guarantee or the transactions contemplated hereby.

10. GOVERNING LAW. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Limited Guarantee or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Limited Guarantee irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7 of this Limited Guarantee; provided, however, that nothing in this Limited Guarantee shall affect the right of any Party to this Limited Guarantee to serve process in any other manner permitted by Law.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.

12. COUNTERPARTS. This Limited Guarantee may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

13. MISCELLANEOUS.

a. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates (other than the Guaranteed Party), on the one hand, and the Guaranteed Party or any of its Affiliates (other than the Guarantor), on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party (acting through the Special Committee, if such committee still exists) and the Guarantor in writing. The Guaranteed Party and its Affiliates (other than the Guarantor) are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor in connection with this Limited Guarantee except as expressly set forth herein. The Guarantor and their Affiliates (other than the Guaranteed Party) are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein.

b. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the provisions of Sections 8 and 9 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

c. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

d. All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

/s/ Kenneth D. Cole
Kenneth D. Cole

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above.

KENNETH COLE PRODUCTIONS, INC.

By:	/s/ Paul Blum
Name: Paul Blum
Title: Chief Executive Officer